Exhibit 99.(d)(20)(ii)

AMENDMENT #1 TO THE INVESTMENT SUB-ADVISORY AGREEMENT

This Amendment (the “Amendment”), entered into as of February 28, 2024, amends the Investment Sub-Advisory Agreement (the “Agreement”), dated June 9, 2021, between Brinker Capital Investments, LLC, a limited liability company organized and existing under the laws of the State of Nebraska (the “Adviser”) and Neuberger Berman Investment Advisers LLC (the “Sub-Adviser”). Capitalized terms used herein without definition shall have the meanings set forth in the Agreement.

WHEREAS, as of the date hereof, the Adviser and the Sub-Adviser wish to amend the Agreement to reflect the fee terms listed on Schedule A to this Amendment;

NOW THEREFORE, in consideration of the mutual agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Schedule A to the Agreement is replaced in its entirety with the new Schedule A attached hereto and made a part of the Agreement.

2.	All other terms, conditions, provisions and sections of the Agreement remain in effect and are hereby incorporated by reference.

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THE ADVISER:

ORION PORTFOLIO SOLUTIONS, LLC D.B.A BRINKER CAPITAL INVESTMENTS, LLC

By:	/s/ Kylee Beach
Name:	Kylee Beach
Title:	General Counsel & Secretary

THE SUB-ADVISER:

NEUBERGER BERMAN INVESTMENT ADVISERS LLC

By:	/s/ Brian Kerrane
Name:	Brian Kerrane
Title:	Managing Director

Schedule A

to the

Sub-Advisory Agreement

between

Brinker Capital Investments

and

Neuberger Berman Investment Advisers LLC

As of June 9, 2021, as amended as of February 28, 2024

The following fee schedule shall be effective as of March 1, 2024:

Fund:	Investment Strategy:	Fee (annual rate based on average daily net assets):
Destinations Equity Income Fund	Equity Income	[*****] [*****]